EXHIBIT 24(B)




        [Letterhead of Ralph E. Davis Associates, Inc.]


                                                  March 9, 1994


               CONSENT OF INDEPENDENT GEOLOGISTS


          We hereby consent to the incorporation by reference into (i) the Registration Statement on Form S-3 to be filed on or about this date with the Securities and Exchange Commission, relating to the registration, pursuant to the requirements of the Securities Act of 1933, as amended, of $400,000,000 princi-pal amount of debentures of Consolidated Natural Gas Company and (ii) the prospectus relating to such Registration State-ment, of our estimates of company-owned oil and gas reserves and total gas supply contained in Consolidated Natural Gas Com-pany's Annual Report on Form 10-K for the year ended
December 31, 1992. We also consent to any reference to us under the heading "EXPERTS" as to the matters and to the extent set forth in the prospectus and in Part II of the Registration Statement, and to the filing of this Consent as an exhibit to said Registration Statement.

          We further wish to advise that we were not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Ralph E. Davis Associates, Inc., nor any of its employees had, or now has, a substantial interest in Consolidated Natural Gas Company, or any of its subsidiaries, as a holder of its securities, pro-moter, underwriter, voting trustee, director, officer, or employee of the said registrant, Consolidated Natural Gas Company.


                              RALPH E. DAVIS ASSOCIATES, INC.


                              /s/  Thomas N. Sudderth
                                   President